Schedule B-4

Fee Schedule

This Schedule B-4 is part of the ETF Distribution Agreement effective November 19, 2019 (the “Agreement”) by and between Unified Series Trust (the “Trust”) and Northern Lights Distributors, LLC (“NLD”). This Fee Schedule replaces any existing fee schedule with respect to the Fund(s) identified herein.

Fund(s)
NightShares 100 ETF
NightShares 500 ETF
NightShares 2000 ETF
NightShares 100 1.5x at Night ETF
NightShares 500 1.5x at Night ETF
NightShares Covered Call ETF

Each of the above referenced funds a “Fund” and collectively, the “Funds”.

Service Fees:

REDACTED

1

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the ETF Distribution Agreement effective this May 13, 2022.

UNIFIED SERIES TRUST (for the above referenced Fund(s)) By: /s/ Martin R. Dean Name: Martin R. Dean Title: President	NORTHERN LIGHTS DISTRIBUTORS, LLC By: /s/ Kevin Guerette___________ Kevin Guerette President

2

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) NLD expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) NLD's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any NLD employees who are involved in the procurement of the services under the Agreement then NLD may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of NLD for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to NLD in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

AlphaTrAI Funds, Inc.

500 Tamal Plaza, Suite 24

Corte Madera, CA 94925

By: _/s/ Bruce Lavine_______________

Name: Bruce Lavine

Title: CEO